Exhibit 10.1

October 5, 2022

Ladies and Gentlemen:

Reference is made to the Pre-Paid Advance Agreement entered into on July 20, 2022 (the “PPA”) between Canoo Inc., a Delaware corporation (the “Issuer”), and YA II PN, Ltd. (the “Investor”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the PPA.

On August 8, 2022, the Issuer entered into the Equity Distribution Agreement (the “Equity Distribution Agreement”) with Evercore Group L.L.C. (“Evercore”) and H.C. Wainwright & Co., LLC (“H.C. Wainwright” and collectively with Evercore, the “Managers”) pursuant to which the Issuer may issue and sell through or to the Managers, as sales agents and/or principals, shares of the Issuer’s common stock, $0.0001 par value per share (the “Common Stock”) having an aggregate offering price of up to $200,000,000, from time to time.

The parties hereby agree as follows:

Pursuant to Section 1.55 of the PPA, the Issuer is permitted to enter into an “at the market offering” or other continuous offering or similar offering of Common Stock; however, the Issuer shall not be permitted to execute any transactions under such agreement unless (i) the Market Price is below the Floor Price, or (ii) there is no balance outstanding under all prior Pre-Paid Advances.

The parties hereby agree that the Issuer shall be permitted to submit sales orders, and consummate sales pursuant to such orders, in respect of shares of Common Stock under the Equity Distribution Agreement beginning on the date hereof for so long as the Issuer pays to the Investor the sum of $1.0 million per calendar week (to be applied in the following order: first, to the Redemption Premium, second to accrued interest and third to the outstanding balance) toward the balance outstanding under prior Pre-Paid Advances commencing on October 10, 2022 and continuing each Monday thereafter (or if any such date is not a Business Day then such payment shall be due on the next Business Day) until there is no balance outstanding under prior Pre-Paid Advances; provided, however, that the Investor shall have the sole and exclusive right to waive any payment by delivering written notice to the Issuer prior to each payment date.

Any failure to make a timely payment hereunder shall automatically and without any action by the Investor result in the reinstatement of the restrictions set forth in Section 1.55 of the PPA and shall be deemed an Event of Default under the PPA. Upon the Investor’s failure to make a timely payment hereunder, the Investor shall immediately notify the Managers to suspend sales under the Equity Distribution Agreement.

Nothing in this letter agreement is intended to amend or modify the Investor’s right to effect Advances at its sole discretion pursuant to Purchase Notices on the prior Pre-Paid Advances, even during the period that the Issuer is obligated to make the payments hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Investor and Issuer has executed or caused this letter agreement to be executed by its duly authorized representative as of the date set forth above.

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Troy Rillo
Name: Troy Rillo, Partner

ISSUER:

CANOO INC.

By:	/s/ Hector Ruiz
Name: Hector Ruiz
Title: General Counsel